                                       OMB APPROVAL

                                   OMB Number:3235-0145
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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. *)


                               JetFax, Inc.

                              (Name of Issuer)

                               Common Stock
------------------------------------------------------------------
                    (Title of Class of Securities)

                                 476909106
                              (CUSIP Number)


                              December 31, 1997
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /___/     Rule 13d-1(c)
                         /_x_/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-96)

CUSIP No. 476909106                13G       Page 2 of 12 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Talkot Partners II, LLC
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) /X/   (b)/ /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                2,131,110
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 2,131,110
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,131,110
-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     18.2%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     OO
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 476909106                13G       Page 3 of 12 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Thomas Bruce Akin
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)/ X/ (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                63,763
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 2,214,830
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 63,763
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              2,214,830
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,278,593
----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     19.4%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 476909106                13G       Page 4 of 12 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Curt Jon Pabst
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)/ X/  (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                18,604
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 2,131,110
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 18,604
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              2,131,110
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,149,714
----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     18.3%
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 476909106                13G       Page 5 of 12 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Steven Joseph Carnevale
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)/ X/  (b)/  /
----------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                301,098
     BENEFICIALLY        -----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          -----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 301,098
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     301,098
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.6%
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 476909106                13G       Page 6 of 12 Pages

------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Kelly Anne Gorman
------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)/ X/ (b)/  /
------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                30,233
     BENEFICIALLY        -----------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          -----------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 30,233
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     30,233
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.3%
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 476909106                13G       Page 7 of 12 Pages

ITEM 1.

     (a)  The name of the issuer is JetFax, Inc. (the "Issuer").

     (b) The principal executive office of Issuer is located at 1376 Willow Road, Menlo Park, California, 94025.

ITEM 2.

     (a) The names of the persons filing this statement are Talkot Partners II, LLC ("Talkot"), Thomas Bruce Akin ("Akin"), Curt Jon
Pabst ("Pabst"), Steven Joseph Carnevale ("Carnevale") and Kelly
Anne Gorman ("Gorman").

     (b) The principal business office of Talkot, Akin, Pabst and Carnevale is located at 2400 Bridgeway, #200, Sausalito,
California, 94965.  The residence of Gorman is located at 1880
Pacific Avenue, #703, San Francisco, CA 94109.

     (c) Talkot is a California limited liability company. Akin, Pabst, Carnevale and Gorman are citizens of the United States of America.

     (d) This statement relates to shares of the common stock of Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 476909106.

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

CUSIP No. 476909106                13G       Page 8 of 12 Pages

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

     If this statement is filed pursuant to 240.13d-1(c),
     check this box.  /   /.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

1)   Talkot:

     (a)  Talkot beneficially owns 2,131,110 shares of the Stock.

     (b)  Talkot beneficially owns 18.2% of the outstanding Stock.

     (c)  (i)   Talkot has the sole power to vote or to direct the
votes of 2,131,110 shares.

          (ii) Talkot has the shared power to vote or to direct the vote of 0 shares of the stock.

          (iii) Talkot has the sole power to dispose or to direct the disposition of 2,131,110.

          (iv) Talkot has the shared power to dispose or to direct the disposition of 0 shares of the Stock.

2)  Akin:

     (a)  Akin beneficially owns: 2,278,593 shares of the Stock.

     (b)  Akin beneficially owns 19.4% of the outstanding Stock.

CUSIP No. 476909106                13G       Page 9 of 12 Pages

     (c)  (i)   Akin has the sole power to vote or to direct the
vote of  63,763 shares of the Stock.

          (ii) Akin has the shared power to vote or to direct the vote of 2,214,830 shares of the Stock.

          (iii) Akin has the sole power to dispose or to direct the disposition of 63,763 shares of the Stock.

          (iv) Akin has the shared power to dispose or to direct the disposition of 2,214,830.

3)  Pabst:

     (a)  Pabst beneficially owns 2,149,714 shares of the Stock.

     (b)  Pabst beneficially owns 18.3% of the outstanding Stock.

     (c)  (i)   Pabst has the sole power to vote or to direct the
vote of 18,604 shares of the Stock.

          (ii) Pabst has the shared power to vote or to direct the vote: 2,131,110.

          (iii) Pabst has the sole power to dispose or to direct the disposition of 18,604 shares of the Stock.

          (iv) Pabst has the shared power to dispose or to direct the disposition of 2,131,110.

4)  Carnevale:

     (a)  Carnevale beneficially owns 301,098 shares of the Stock.

     (b)  Carnevale beneficially owns 2.6% of the outstanding
Stock.

     (c)  (i)   Carnevale has the sole power to vote or to direct
the vote of 301,098 shares of the Stock.

          (ii) Carnevale has the shared power to vote or to direct the vote of 0 shares of the outstanding Stock.

          (iii) Carnevale has the sole power to dispose or to direct the disposition of 301,098 shares of the Stock.

CUSIP No. 476909106                13G       Page 10 of 12 Pages

          (iv) Carnevale has the shared power to dispose or to direct the disposition of 0 shares of the Stock.

5)  Gorman:

     (a)  Gorman beneficially owns 30,233 shares of Stock.

     (b)  Gorman beneficially owns 0.3% of the outstanding Stock.

     (c)  (i)   Gorman has the sole power to vote or to direct the
vote of  30,233 shares of the Stock.

          (ii) Gorman has the shared power to vote or to direct the vote of 0 shares of the Stock.

     (iii) Gorman has the sole power to dispose or to direct the disposition of 30,233 shares of the Stock.

          (iv) Gorman has the shared power to dispose or to direct the disposition of 0 shares of the Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

Instruction: Dissolution of a group requires a response to this item.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

Not applicable.

CUSIP No. 476909106                13G       Page 11 of 12 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Talkot is a special purpose fund that invests in venture capital transactions. Akin and Pabst are the managers of Talkot. Carnevale is an executive officer of Talkot Capital, LLC, an affiliate of Talkot. Akin and Carnevale are directors of the Issuer. Gorman is the wife of Carnevale. See attached Exhibit A (Agreement Regarding Joint Filing of Statement on Schedule 13D or
13G).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    March 6, 1998.

Talkot Partners II, LLC


By:  /s/ Thomas B. Akin
     Thomas B. Akin, Manager


By:  /s/ Curt J. Pabst
     Curt J. Pabst, Manager


/s/  Thomas B. Akin
     Thomas B. Akin


/s/  Curt J. Pabst
     Curt J. Pabst

(Signatures continued next page)

CUSIP No. 476909106                13G       Page 12 of 12 Pages

(Signatures continued from previous page)

Steven J. Carnevale
By:  Talkot Partners II, LLC
     Attorney-in-Fact

     By:  /s/ Thomas B. Akin
          Thomas B. Akin, Manager


     By:  /s/ Curt J. Pabst
          Curt J. Pabst, Manager


Kelly Gorman
By:  Talkot Partners II, LLC
     Attorney-in-Fact

     By:  /s/ Thomas B. Akin
          Thomas B. Akin, Manager

     By:  /s/ Curt J. Pabst
          Curt J. Pabst, Manager

               AGREEMENT REGARDING JOINT FILING
               OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of JetFax, Inc. For that purpose, the undersigned hereby constitute and appoint Talkot Partners II, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:    March 6, 1998.

Talkot Partners II, LLC

By: /s/ Thomas B. Akin, Manager
     Thomas B. Akin, Manager

By: /s/ Curt J. Pabst, Manager
     Curt J. Pabst, Manager


/s/ Thomas B. Akin
     Thomas B. Akin


/s/ Curt J. Pabst
     Curt J. Pabst


/s/ Steven J. Carnevale
     Steven J. Carnevale


/s/ Kelly Gorman
     Kelly Gorman